EXHIBIT 4.3

James W. Wimmler Land Manager - Permian

June 23, 2010

VIA FACSIMILE (303) 295-1961
AND OVERNIGHT COURIER

Mr. David Ninke
Samson Oil & Gas USA, Inc.
1726 Cole Blvd., Suite 210
Lakewood, CO  80401

Re:	Lease Purchase Agreement
DJ Basin Area
Goshen County, Wyoming

Dear Mr. Ninke:

This letter (“Agreement”) shall memorialize the agreement between Chesapeake Exploration, L.L.C., (“Chesapeake”) and Samson Oil & Gas USA, Inc. (“Samson”), whereby subject to the terms and conditions contained herein, Samson agrees to sell, and Chesapeake agrees to buy all of Samson’s right, title and interests in and to those certain oil and gas leases covering lands in Goshen County, Wyoming, as described or identified on the Exhibit “A-1” or as indicated on the map attached hereto as Exhibit “A-2” in Samson’s sale blocks 3, 4, 5 and the Unit (“Sale Blocks”), attached hereto and made a part hereof (“Leases”).

The agreed terms and conditions of this purchase are as follows:

1.	Subject to review of Samson’s title and Chesapeake’s satisfaction that Samson owns Marketable Title, as defined below, in and to the Leases, Chesapeake agrees to purchase all of Samson’s right, title and interest in and to the Leases within the Sale Blocks totaling approximately 24,166.75 net mineral acres. Upon Closing, Chesapeake shall pay Samson the cash sum of THREE THOUSAND, TWO HUNDRED SEVENTY-FIVE AND NO/100 dollars ($3,275.00) per net mineral acre covered by the interest in the Leases to be sold, adjusted for title defects and lease expirations as described herein for all net acres delivered with Marketable Title.

2.	Samson represents to Chesapeake the following:

(a)
There are no third party consents, preferential rights to purchase or approvals necessary to be obtained or waived prior to Samson executing this Agreement and closing of the transaction contemplated herein.

Mr. David Ninke
June 23, 2010

(b)	The Leases are not subject to any demands, claims or litigation concerning Samson’s title to the Leases or concerning any environmental matter involving the leased premises.

(c)
There are no contracts, conveyances, assignments, agreements or encumbrances pertaining to the Leases that would materially or adversely affect full rights of ownership or operation of the leasehold estate to be assigned by Samson.

(d)	It is the intent of Samson to convey to Chesapeake all of its right, title and interest in and to the Leases as to all depths covered thereby.

(e)	This Agreement constitutes a binding and enforceable agreement upon the parties hereto.

3.	Upon execution of this Agreement, the following shall occur:

(a)	Chesapeake will begin a due diligence and title review of the Leases and the lands covered by the Leases.

(b)
Samson shall immediately make available and give complete access to Chesapeake (and its designees) the executed Leases, all records relating to the Leases in Samson’s possession or control (or its partners, assignees or representatives), including but not limited to contracts, lease files, lease and title runsheets and data and title opinions.

(c)
So long as this Agreement remains in effect, Samson shall not sell or assign, contract to sell or assign, or negotiate to sell and/or assign to any third party or otherwise burden the Leases with any interest other than those existing of record as of the date of this Agreement and those associated with royalty transfers owed to the Hawk Springs Partners under the Agreement dated May 27, 2005, which will not preclude Samson from delivering an 80.0% net revenue interest to Chesapeake in any given lease.

(d)
Both parties shall maintain the confidentiality of the existence of this Agreement, the terms of this Agreement and the transaction contemplated hereby and shall disclose it only to those partners, investors, employees, representatives and attorneys who have a need to know such information in order to directly assist in consummating the transaction, unless required by US or Australian law to meet Samson’s disclosure obligations.

Mr. David Ninke
June 23, 2010

4.
Marketable title (“Marketable Title”) shall constitute title to the mineral estate underlying the Leases which is free of any existing title defect, demand, lawsuit, claim, mortgage, lien, or encumbrance that would result in Chesapeake receiving less than the full working interest and net revenue interest represented to be owned and to be conveyed by Samson and the full and complete enjoyment of the leasehold.  It is Chesapeake’s intent to purchase all of the Leases to which Samson owns Marketable Title; however, until Closing, Chesapeake shall have the right to decline to purchase any of the Leases which Chesapeake determines, in its good faith opinion, are subject to a title defect rendering title less than Marketable Title.  In the event Chesapeake discovers such a defect, it shall give written notice thereof to Samson stating the particulars of such defect and at Chesapeake’s option, the affected lands shall no longer be subject to this Agreement (“Excluded Interest”).  Thereafter, the parties shall endeavor to reach a mutual agreement as to how to cure the title defect(s) to Chesapeake’s satisfaction and if Samson cures such to Chesapeake’s satisfaction prior to Closing, such Excluded Interest(s) shall then be part of this Agreement and assigned at Closing.  If such Excluded Interest(s) is not cured by Closing, an agreement shall be reached to cure the Excluded Interest(s) within 60 days of Closing, and such Excluded Interest(s) will be the subject of a separate purchase agreement at the purchase price provided for herein.  As to any Excluded Interest(s) which Samson is unable to cure by Closing, at Chesapeake’s option, Samson shall have the right, within 60 days of Closing, to substitute any such Excluded Interest(s) with a lease within the subject section or the contiguous eight (8) section area surrounding the section in which the Excluded Interest(s) is located.  In the event more than twenty percent (20%) of the net mineral acres recited in this Agreement is determined to not have Marketable Title, Chesapeake shall have the right to terminate this Agreement without liability or obligation to Samson.  Notwithstanding the foregoing, if less than twenty percent (20%) is determined to not have Marketable Title, both parties shall be obligated to close on the balance of the leases determined to have Marketable Title.  Any matter that would otherwise constitute a title defect for which Chesapeake has failed to deliver notice prior to closing of the transaction contemplated herein will be deemed irrevocably waived.

5.
Should any of the Leases have a primary term expiring on or before December 31, 2010, that does not contain a primary term extension (kicker) provision, such Leases shall be assigned by Samson into Chesapeake, further provided however, they shall not be given any value and shall not be considered when determining Marketable Title, Excluded Interest(s) or the consideration to be paid to Samson at closing.  Notwithstanding anything herein to the contrary those Leases contained within the proposed Hawk Springs Unit (“Unit”) shall not be excluded herefrom, due to primary terms expiring on or before December 31, 2010, provided that if by Closing Samson has obtained any and all final approvals from the State of Wyoming to form the Unit as currently proposed by Samson, and Samson has enough working interest and royalty percentage committed to the Unit by such time to make it effective.  In the event that Samson delivers to Chesapeake transferable governmentally approved drilling permits in Section 16, T23N-R63W, Section 36, T23N-R62W and Section 16, T22N-R64W, prior to Closing, and the Lease term for each such section is extended to no less than December 31, 2010, then the associated Lease will be given full per net acre value and a post closing for any such Lease will take place on December 31, 2010.

Mr. David Ninke
June 23, 2010

6.
Assignment of any Leases will be made on the form of assignment set forth in Exhibit “C-1” & “C-2” hereto and made a part hereof (“Assignment”) covering the leasehold described herein.  The Assignment is made subject to the terms and conditions of the Leases and this Agreement.  Said Assignment shall deliver a 100.0% working interest and a corresponding 80.0% net revenue interest to Chesapeake all as shown on Exhibit “A-1” or Exhibit “A-2”, within the Sale Blocks, attached hereto.

7.
Closing (“Closing”) shall occur at the earlier of (i) 30 business days from Chesapeake’s receipt of a fully executed copy of this Agreement from Samson or, (ii) within three business days after Samson receipt of written confirmation from Chesapeake that its title due diligence is complete and all representations of Samson are true and correct as of the date of Closing.  At Closing, the following shall occur simultaneously:

(a)
Samson shall deliver the Leases to Chesapeake along with fully executed and notarized Assignments of the Leases.  Samson shall deliver to Chesapeake the originals of all leases and lease files for the Leases and four (4) originals of any required or necessary governmental form of assignment, including Ownership reports, Lease Purchase Reports, broker and title notes, lease plats, title opinions, abstracts, digital maps and all documents associated with the Leases.

(b)	Chesapeake shall pay Samson in immediately available funds the cash consideration stated above on a net acre basis adjusted for title defects.

(c)	Chesapeake shall file the Assignment in the real property records of respective counties and provide Samson with conformed copies thereof.

8.	Chesapeake and Samson agree that a signed scanned (.pdf) copy or signed facsimile copy of this Agreement shall be binding upon the parties hereto.

9.
This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations, oral or otherwise, have been entered into concerning the matters contained herein.

10.	This Agreement shall inure to the benefit of and be binding on the parties hereto and their heirs, successors and assigns.

11.
Samson agrees not to acquire, compete for or solicit leasehold or mineral interests within the outline attached hereto as Exhibit “B” (“Excluded Area”).  However, In the event Samson, within one (1) year from the date hereof, is offered and/or acquires any such leasehold or mineral interests in the Excluded Area, Chesapeake shall have a preferential right to acquire the interests, and Samson shall immediately offer the interests to Chesapeake in writing.  Chesapeake shall have 10 business days from receipt of such written offer, including complete copies of all instruments and descriptions of any terms, to accept or decline the interests in writing.  In the event Chesapeake declines the offer, or fails to timely elect, Samson shall retain the interests free and clear of any obligation under this Agreement.  In the event Chesapeake accepts the offer, Samson shall immediately assign the interests to Chesapeake at the same bonus consideration paid by Samson and at the same net revenue interest received by Samson.  This provision shall inure to the benefit of Samson and Chesapeake, their respective successors and assigns, shall continue in force and effect for a period of one (1) year after the date of this Agreement and, at the expiration of such one (1) year period, shall be void and of no further force or effect.

Mr. David Ninke
June 23, 2010

If the foregoing accurately reflects our agreement, please so indicate by executing this Agreement in the space provided below returning a fully executed scanned copy to me via email to Jim.Wimmler@chk.com, with the original to follow at your earliest convenience.  This offer is conditioned upon your acceptance on or before 5:00 p.m. CDT on June 25, 2010.  Failure to respond by such time shall be deemed a denial of this offer.

Thank you for your time and consideration of this request.  If you have any questions or need additional information, I can be reached at (405) 935-1568 or by email at the abovesaid address.

Sincerely,

Chesapeake Exploration, L.L.C.

/s/ James W. Wimmler

James W. Wimmler

Enclosures

AGREED AND ACCEPTED THIS 23RD DAY OF JUNE, 2010.

Chesapeake Exploration, L.L.C.

/s/ Henry J. Hood

Henry J. Hood, Senior Vice President –
Land and Legal & General Counsel

AGREED AND ACCEPTED THIS 24TH DAY OF JUNE, 2010.

Samson Oil & Gas USA, Inc.

/s/ Terry Barr

Terry Barr, President

James W. Wimmler Land Manager - Permian

July 26, 2010

VIA FACSIMILE (303) 295-1961
AND OVERNIGHT COURIER

Mr. David Ninke
Samson Oil & Gas USA, Inc.
1726 Cole Blvd., Suite 210
Lakewood, CO  80401

Re:	Closing Amendment
Lease Purchase Agreement
Goshen County, Wyoming

Dear Mr. Ninke:

Samson Oil & Gas USA, Inc. (“Samson”) and Chesapeake Exploration, L.L.C. (“Chesapeake”) have entered into that certain Lease Purchase Agreement dated June 23, 2010 for the sale of leasehold interests held by Samson to Chesapeake for lands located in Goshen County, Wyoming (“Agreement”).  The Agreement provides for Closing to occur on August 6, 2010.  It is the desire of both Samson and Chesapeake to amend the Agreement to extend Closing to provide additional time for the permitting of wells, the formation of the Hawk Spring Unit and completion of due diligence.  Therefore the parties hereto agree to the following:

1)	Closing shall be extended to September 6, 2010 and other than the terms provided for under paragraph 2) hereof, all other terms and conditions of the Agreement shall remain unchanged.

2)
A partial closing shall occur on August 6, 2010 whereby Chesapeake shall tender to Samson the sum of Ten Million and No/100 Dollars ($10,000,000.00) as a partial payment towards the full amount due at Closing under the Agreement (“Partial Payment”).  In the event Closing does occur, the Partial Payment shall be applied towards the total consideration to be paid at Closing, such amount to be determined in accordance with the terms of the Agreement.  The parties hereto agree that the Partial Payment shall be refundable to Chesapeake in the event Closing does not occur pursuant to the terms of the Agreement.

If the foregoing accurately reflects our agreement to provide for an extension of Closing under the Agreement, please so indicate by executing this Closing Amendment in the space provided below and return one (1) fully executed copy to my attention via facsimile to (405) 935-4251, or by scanning and email to jim.wimmler@chk.com with one (1) executed original to the letterhead address.  Thank you for your consideration in this matter.

Mr. David Ninke
July 26, 2010

Sincerely,

Chesapeake Exploration, L.L.C.

/s/ James W. Wimmler

James W. Wimmler

Enclosures

Agreed and accepted this 26th day of July, 2010.

Chesapeake Exploration, L.L.C.
An Oklahoma limited liability company

/s/ Henry J. Hood

Henry J. Hood, Senior Vice President –
Land and Legal & General Counsel

Agreed and accepted this 27th day of July, 2010.

Samson Oil & Gas USA, Inc.

/s/ Terry Barr

Terry Barr, President

James W. Wimmler Land Manager - Rockies/Permian

September 1, 2010

VIA FACSIMILE (303) 295-1961
AND OVERNIGHT COURIER

Mr. Terry Barr
Samson Oil & Gas USA, Inc.
1726 Cole Blvd., Suite 210
Lakewood, CO  80401

Re:	Closing Amendment
Lease Purchase Agreement
Goshen County, Wyoming

Dear Mr. Barr:

Samson Oil & Gas USA, Inc. (“Samson”) and Chesapeake Exploration. L.L.C. (“Chesapeake”) have entered into that certain Lease Purchase Agreement dated June 23, 2010, as amended, for the sale of leasehold interests held by Samson to Chesapeake for lands located in Goshen County, Wyoming.

By a Closing Amendment Letter Agreement dated July 26, 2010 by and between Samson and Chesapeake (“Amendment”) a partial payment of $10,000,000.00 was made toward the anticipated total value which will be determined after Samson completes curative for certain title defects identified by Chesapeake as well as obtaining approved drilling permits, top leases and approved designation of operator forms.

The Amendment also extended Closing to September 6, 2010.  Because this is a legal holiday the banks will not be open to facilitate a wire transfer of the funds for Closing, and to provide additional time for Samson to cure title defects, the parties mutually desire to extend Closing to September 7, 2010 (“Extended Closing”).  This Extended Closing shall cover all of the interests not subject to outstanding title defects as of today, including approved drilling permits and approved designation of operator forms. The approved drilling permits and designation of operator forms are for the Gleam US 11 State #1-16H, Enterprise US 27 State #1-36H, Intrepid US 22 State #1-16H, and the Courageous US 26 State #1-16H wells.  It is estimated the Extended Closing will cover 19,451.33 net acres with a value of $63,703,105.75.  After deducting the partial payment of $10,000,000.00 the Closing value for September 7, 2010 shall be $53,703,105.75.

Mr. David Ninke
September 1, 2010

The parties also desire to provide for an additional post Closing on September 21, 2010 for any additional leasehold not Closed on September 7, 2010 (“Post Closing”) and for which title has been cured or remedied, including top leases, approved drilling permits and designation of operator forms, by Samson by September 20, 2010.  Samson agrees that it shall use its best efforts to obtain the necessary title curative, approved drilling permits, approved designation of Operator (into Chesapeake), forms for the drilling permits and acquire the top lease for the Shawn Hall lease prior to such time.  It is the intent of both parties to then Close on all such interests at the Post Closing.

If the foregoing accurately reflects our agreement to provide for an extension of Closing under the Agreement, please so indicate by executing this Closing Amendment in the space provided below and return one (1) fully executed copy to my attention via facsimile to (405) 935-4251, or by scanning and email to jim.wimmler@chk.com with one (1) executed original to the letterhead address.  Thank you for your consideration in this matter.

Sincerely,

Chesapeake Exploration, L.L.C.

/s/ James W. Wimmler

James W. Wimmler

Agreed and accepted this 1st day of September, 2010.

Chesapeake Exploration, L.L.C.
An Oklahoma limited liability company

/s/ Henry J. Hood

Henry J. Hood, Senior Vice President –
Land and Legal & General Counsel

Agreed and accepted this 3rd day of September, 2010.

Samson Oil & Gas USA, Inc.

/s/ Terry Barr

Terry Barr, President